Exhibit 10.2

FOURTH ADDENDUM TO LEASE AGREEMENT WITH

OPTION TO PURCHASE

THIS FOURTH ADDENDUM TO LEASE AGREEMENT (this “Addendum”), dated this 22nd day of December, 2009, by and between VIKING PROPERTIES, LLC, an Indiana limited liability company, and LOGAN INDIANA PROPERTIES, LLC, an Indiana limited liability company (collectively “Landlord”) and ACCURIDE CORPORATION, a Delaware corporation, (“Tenant”).

WITNESSETH, THAT:

WHEREAS, Woodward, LLC, as the landlord, and Tenant have heretofore executed a certain Lease with Option to Purchase dated the 26th day of October, 1998, as amended by the First Addendum to Lease Agreement with Option to Purchase dated the 6th day of January, 1999, as further amended by the Second Addendum to Lease Agreement with Option to Purchase dated effective the 1st day of November, 1999, and as amended by the Third Addendum dated effective the 1st day of June 2008 (collectively the “Lease”); and

WHEREAS, the Landlord is the assignee and the successor-in-interest to the interests of Woodward, LLC, as the landlord, under the Lease; and

WHEREAS, on October 8, 2009 (the “Petition Date”), Tenant filed a petition with the United Stated Bankruptcy Court for the District of Delaware under chapter 11 of the Bankruptcy Code , Case No. 09-13449 (BLS); and

WHEREAS, The Tenant has filed its First Amended Plan of Reorganization for Accuride Corporation et al. (as amended from time to time, the “Plan”).  The Tenant will seek entry of an order confirming the Plan (the “Confirmation Order”).  The Plan will become effective upon the occurrence of the Effective Date (as such term is defined in the Plan) of the Plan (the “Plan Effective Date”); and

WHEREAS, the Landlord and Tenant desire to amend the Lease with regard to the term, capital investment and certain other matters and desire to make such amendments effective as of the Plan Effective Date; and

NOW, THEREFORE, in consideration of the recitals and in consideration of the mutual promises and covenants hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Effective Date/Condition Precedent.  The modifications to the lease agreement reflected in this 4th Addendum will be effective as of Plan Effective Date.  The occurrence of the Plan Effective Date shall satisfy all conditions precedent, and no further action shall be required by any of the parties hereto in order to make this 4th Addendum effective.  All conditions and obligations as set forth in the Lease through the 3rd Addendum shall remain in effect until the Plan Effective Date.

2.  Term.  The second grammatical sentence of Section 2.01 of the Lease shall be deleted in its entirety and the following shall be inserted in the Lease, in lieu thereof, as if originally part of the Lease:

“The term of the lease shall expire five (5) years from the Plan Effective Date, subject to renewal as provided for herein below.”

3.  Monthly Rental.  Section 1.01 of the Lease shall be modified to read as follows, as if originally part of the Lease:

“1.01:  MONTHLY RENTAL:

Five Year Term                     The monthly rental amount shall be Forty Thousand

Commencing On                   Eight Hundred and 00/100 Dollars ($40,800.00) per month, the Plan Effective Date representing an annual rate of Fourteen and 40/100 Dollars ($14.40) per square foot.

4.  Renewal of Lease.  Section 25.01 of the Lease shall be modified to read as follows, as if originally part of the Lease:

“25.01:  RENEWAL OF LEASE:  Provided that the Tenant is not in default, at the end of the current term of the Lease, which expires five (5) years from the Plan Effective Date, the Tenant shall have the right to renew and extend the term of this Lease for two (2) separate successive additional terms of five (5) years each.  To exercise the right to renew and extend the term of this Lease for an additional five (5) year term, Tenant shall provide written notice to the Landlord of its desire and intent to extend and renew the term of this Lease which notice must be provided not less than six (6) months prior to the end of the then current Lease term.  The rental rate for each renewal term shall be at the then current market rate but not to exceed an annual rate of Seventeen and 71/100 Dollars ($17.71) per square foot.  If the Tenant and the Landlord are unable to agree upon the current market rental rate in any renewal term, and Tenant still desires to renew the Lease, Landlord and Tenant shall submit the matter to arbitration pursuant to Section 34.01 of the Lease.”

5.  Capital for Improvements.  The following provision shall be added as Section 38.01 to the Lease, as if originally part of the Lease:

“38.01 ADDITIONAL CAPITAL FOR IMPROVEMENTS:  At Tenant’s option, Tenant may choose to draw up to One Hundred Fifty Thousand Dollars ($150,000.00) as a capital contribution from Landlord to be used for improvements to the existing Leased Premises.  Upon written notice to Landlord of this draw, the requested money shall be paid to Tenant in a lump sum amount within five (5) business days of such notice.  This money, if drawn, will be repaid as additional monthly rent amortized over the then remaining term of the Lease at an interest rate

of thirteen percent (13%).(1)   Tenant may repay the principal on this capital draw at any time with no penalties, along with any interest that would have accrued to that point”

6.  Alterations.  The following shall be added as the second sentence of Section 6.01 of the Lease, as if originally part of the Lease:

“The parties have conceptually agreed upon alterations to allow Tenant to implement a shared services center and alterations to the building to provide a more open architecture.  Such alterations shall be subject to final approval by the Landlord whose approval shall not be unreasonably withheld.”

7.  Events of Default by Landlord.  Section 14.01(a) of the Lease shall be modified to change the word “TENANT” to “LANDLORD,” as if originally reflected in the Lease.

8.  Notices.  Section 22.01 of the Lease shall be modified to list the following contact for notices to the Tenant going forward:

“Attention:            General Counsel

Accuride Corporation

7140 Office Circle

Evansville, IN 47715

Facsimile Number:  (812) 962-5030.”

9.  Intent of the Parties.  It is the intent and desire of the parties to amend and modify the terms and conditions of the Lease in accordance with the terms of this Addendum as if the Lease originally contained such terms and conditions as set forth herein.  As amended by this Addendum, the parties hereto hereby ratify and confirm the said conditions shall remain in full force and effect.  In the event any of the terms and conditions of the Lease are in conflict with the terms and conditions of this Addendum, the terms and conditions of this Addendum are paramount and this Addendum shall govern the terms of the relationship of the parties and the Lease shall be construed accordingly.

(1) For example:  If $150,000 is drawn and paid with the full five (5) year term remaining, this would be monthly payments of $3,412.00 in addition to regular monthly lease payments.

10.  Authority to Execute.  The individual(s) executing this Addendum on behalf of the Tenant and Landlord represent and warrant that they are duly authorized to deliver this Addendum and that this Addendum is binding upon each party in accordance with its terms.

VIKING PROPERTIES, LLC

By:	/s/ Thomas B. Logan
Thomas B. Logan, Manager

LOGAN INDIANA PROPERTIES, LLC

By:	/s/ Thomas B. Logan
Thomas B. Logan, Manager

“Landlord”

ACCURIDE CORPORATION

By:	/s/ James H. Woodward, Jr.
James Woodward, Chief Financial Officer

“Tenant”